Exhibit 23.1
CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Fidelity Southern Corporation for the registration of 2,266,458 shares of its common stock and to the incorporation by reference therein of our report dated March 13, 2008, with respect to the consolidated financial statements of Fidelity Southern Corporation, and the effectiveness of internal control over financial reporting of Fidelity Southern Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, GA
January 16, 2009